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                                                                    Exhibit 99.1


                    FOSTER WHEELER COMMENTS ON S&P DOWNGRADE

         HAMILTON, BERMUDA, July 8, 2003 - Foster Wheeler Ltd. (NYSE: FWC) announced that today's change of Standard & Poor's (S&P) rating on the company's corporate credit to 'CCC-' from 'B' does not trigger any defaults under Foster Wheeler's existing credit facility and the company will continue to conduct its business as usual.

         "We remain focused on managing liquidity, reducing debt and improving the company's balance sheet", said Ken Hiltz, Chief Financial Officer of Foster Wheeler. "We are well aware of the issues cited by S&P and are working aggressively to complete our restructuring in early 2004 if not sooner. We believe that our current liquidity is adequate and while liquidity will become more challenging in the fourth quarter, we have plans in place and believe we are taking appropriate steps to deal with our liquidity issues going forward."

         Mr. Hiltz added, "Contrary to the information contained in the S&P release, Foster Wheeler continues to have access to its domestic revolving credit facility. Additionally, our foreign business units are stand-alone operations with access to their own credit facilities. They have adequate liquidity and capital to continue to operate without support from the parent company or our operations in North America. During the past 18-months, we have made significant progress in restructuring the company's operations. We still have work to do and believe we are taking the appropriate actions to position Foster Wheeler for a return to profitable growth and financial health."

Notes to Editors:

1. Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research, plant operation and environmental services. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, N.J. For more information about Foster Wheeler, visit our Web site at WWW.FWC.COM.

2.   Safe Harbor Statement
     This news release contains forward-looking statements about contracts, financial terms and customer relations that are based on management's assumptions, expectations and projections.

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     Such forward-looking statements are inherently uncertain and could be affected by changes in our customer's financial condition, changes in project design or schedule, contract cancellations and interest rate and currency fluctuations, and war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided.

                                      # # #

     07-08-03

     Media Contact:              Richard Tauberman  908-730-4444

     Other Inquiries:                               908-730-4000